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                                                                     EXHIBIT 11

             GREASE MONKEY HOLDING CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (unaudited)


                                                   Quarters Ended March 31,
                                                   ------------------------
                                                      1997           1996
                                                   ----------     ---------
PRIMARY EARNINGS PER SHARE
Net income (loss)                                  $ (476,945)     (122,040)
Dividends on preferred stock                          (30,915)      (31,303)
                                                   ----------     ---------
Net income (loss) applicable to common stock       $ (507,860)     (153,343)
                                                   ----------     ---------
                                                   ----------     ---------

Common shares outstanding                           4,592,552     4,349,689
Effect of using weighted average common and
 common equivalent shares outstanding                 (54,729)       (4,730)
Effect of shares issuable under common stock
 warrants using the treasury stock method                   *             *
Effect of shares issuable under stock options
 using the treasury stock method                            *             *
                                                   ----------     ---------
Shares used in computing primary earnings
 per share                                          4,537,823     4,344,959
                                                   ----------     ---------
                                                   ----------     ---------

Primary earnings (loss) per common share           $    (0.11)        (0.04)
                                                   ----------     ---------
                                                   ----------     ---------
FULLY DILUTED EARNINGS PER SHARE
Net income (loss)                                  $ (476,945)     (122,040)
Dividends on preferred stock                          (30,915)      (31,303)
                                                   ----------     ---------
Net income (loss) as adjusted                      $ (507,860)     (153,343)
                                                   ----------     ---------
                                                   ----------     ---------
Shares used in computing primary earnings
 per share                                          4,537,823     4,344,959
Effect of shares issuable upon conversion of
 preferred stock                                            *             *
                                                   ----------     ---------
Shares used in computing fully diluted
 earnings per share                                 4,537,823     4,344,959
                                                   ----------     ---------
                                                   ----------     ---------

Fully diluted earnings (loss) per common share     $    (0.11)        (0.04)
                                                   ----------     ---------
                                                   ----------     ---------


*   Antidilutive